Exhibit 3.3

This document is an informal English translation of a document prepared in Dutch.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern.

The articles of association of Merus N.V., as they will read after execution of the deed of conversion and amendment of the articles of association.

ARTICLES OF ASSOCIATION

Definitions

In these articles of association the following words shall have the following meanings:

a.	CEO: the Company’s chief executive officer;

b.	chairman of the supervisory board: the chairman of the supervisory board;

c.	class meeting: the meeting of holders of shares of a certain class;

d.	general meeting: the general meeting of shareholders as body of the Company as well as meetings of this body;

e.	group company: An entity or company which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b of the Dutch Civil Code;

f.	indemnified officer: a current or former managing director or supervisory director;

g.	management board/managing director(s): the management board/the managing director(s) of the Company in the meaning of the Dutch Civil Code;

h.	management board rules: the internal rules applicable to the management board, as drawn up by the management board;

i.	meeting right: the right to, in person or by written proxy, attend and address the general meeting;

j.	non-distributable equity: the part of the company’s equity that is formed by the paid up and called up part of its capital and the reserves which it must maintain by law;

k.	person with meeting right: a shareholder, a usufructuary or pledgee with meeting rights;

l.	preferred distribution: a distribution on the preferred shares for an amount equal to the preferred interest rate calculated over the aggregate amount paid up on those preferred shares, whereby:

a.	any amount paid up on those preferred shares (including as a result of an issue of preferred shares) during the financial year (or the relevant part thereof) in respect of which the distribution is made shall only be taken into account proportionate to the number of days that elapsed during that financial year (or the relevant part thereof) after those preferred shares were paid up;

b.	any reduction of the aggregate amount paid-up on preferred shares during the financial year (or the relevant part thereof) in respect of which the distribution is made shall be taken into account proportionate to the number of days that elapsed during that financial year (or the relevant part thereof) until such reduction of the aggregate amount paid-up on preferred shares was effected; and

c.	if the distribution is made in respect of part of a financial year, the amount of the distribution shall be proportionate to the number of days that elapsed during that part of the financial year;

m.	preferred interest rate: the mathematical average, calculated over the financial year (or the relevant part thereof) in respect of which a distribution is made on preferred shares, of the EURIBOR interest rate for loans with a maturity of twelve months as published by Thomson Reuters, plus a margin not exceeding five hundred basis points (500bps) to be determined by the management board each time when preferred shares are issued without preferred shares already forming part of the Company’s issued share capital;

n.	registration date: the twenty-eighth day prior to the date of the general meeting;

o.	absolute majority: more than half of the votes cast;

p.	subsidiary: a subsidiary within the meaning of Section 2:24a of the Dutch Civil Code, including:

a.	an entity in whose general meeting the Company or one or more of its subsidiaries can exercise, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the voting rights; and

b.	an entity of which the Company or one or more of its subsidiaries are members or shareholders and can appoint or dismiss, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the managing directors or of the supervisory directors, even if all parties with voting rights cast their votes;

q.	supervisory board/ supervisory director(s): the Company’s supervisory board/the supervisory director(s) of the Company in the meaning of the Dutch Civil Code;

r.	supervisory board rules: the internal rules applicable to the supervisory board, as drawn up by the supervisory board;

s.	website: the Company’s website.

CHAPTER I: NAME, OFFICIAL SEAT AND OBJECTS

Name. Official seat

Article 1

1.	The Company is a limited liability company (naamloze vennootschap) and its name is: Merus N.V.

2.	The Company has its official seat in Utrecht.

Objects

Article 2

The objects for which the Company is established are:

a.	to develop products and services in the area of biotechnology;

b.	to finance enterprises and companies;

c.	to borrow, to lend to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned;

d.	to supply advice and to render services to enterprises and companies with which the Company forms a group and to third parties;

e.	to render guarantees, to bind the Company and to encumber its assets for obligations of the companies and enterprises with which it forms a group and on behalf of third parties;

f.	to incorporate, to participate in any way whatsoever, to manage and to supervise enterprises and companies and businesses;

g.	to obtain, alienate, manage and exploit registered property and items of property in general;

h.	to trade in currencies, securities and items of property in general;

i.	to develop and trade in patent, trademarks, licenses, know-how and other industrial property rights;

j.	to perform any and all activity of industrial, financial or commercial nature, as well as everything pertaining to the foregoing, relating thereto or conducive thereto, all in the widest sense of the word.

CHAPTER II: CAPITAL AND SHARES

Authorised share capital and depositary receipts

Article 3

1.	The Company’s authorised share capital amounts to three million eight hundred eighty-two thousand four hundred seventy euro and forty eurocent (EUR 3,882,470.40) and is divided into twenty-one million five hundred sixty-nine thousand two hundred eighty (21,569,280) common shares and twenty-one million five hundred sixty-nine thousand two hundred eighty (21,569,280) preferred shares, each having a nominal value of nine eurocent (EUR 0.09).

2.	The Company cannot cooperate with the issue of depository receipts for shares in its capital.

Shares, register of shareholders

Article 4

1.	All shares are registered shares, provided that the management board may resolve that one or more common shares are bearer shares, represented by physical share certificates.

2.	The management board is not required to comply with a request made by a shareholder to convert one or more of his registered shares into bearer shares or vice versa. If the management board resolves to grant such a request, the shareholder concerned shall be charged for the costs of such conversion.

3.	The common shares are numbered from 1 and the preferred shares are numbered from P1.

4.	The management board shall keep a register of shareholders in which all particulars as prescribed by law concerning shareholders, usufructuaries and pledgees shall be recorded. Part of the register may be kept outside the Netherlands to comply with applicable local law or applicable stock exchange rules.

5.	Shareholders, usufructuaries and pledgees whose particulars must be set out in the register shall provide the management board with the necessary particulars in a timely fashion. Any consequences of a failure to notify such particulars or to notify the correct particulars shall be borne by the relevant party.

6.	All notifications may be sent to persons with meeting rights in respect of registered shares at the addresses set out in the register.

7.	If the management board has resolved that one or more common shares are bearer shares, share certificates shall be issued for such bearer shares in such form as the management board may determine. Share certificates may represent one or more bearer shares. Each share certificate shall be signed by or on behalf of a managing director.

8.	The holder of a bearer share that was lost may request the Company to provide a duplicate share certificate for such bearer share. The Company shall only provide such duplicate:

a.	if the party making the request can demonstrate, to the satisfaction of the management board, that such party is indeed entitled to receive such duplicate; and

b.	after having published the request on the Website for a period of four weeks without any objection to such request having been received by the Company within that period.

9.	If an objection as referred to in article 4.8 paragraph b. has been received by the Company in a timely fashion, the Company shall only provide the duplicate to the party who requested such duplicate after having been provided with a copy of a binding advice or court order to provide such duplicate, without the Company being required to investigate the competence of the relevant arbitrators or court, as the case may be, or the validity of such binding advice or judgment, as the case may be.

10.	Upon a duplicate of a share certificate for a bearer share having been provided by the Company, such duplicate shall replace the original share certificate and no rights can be derived from the share certificate thus replaced.

Issue of shares

Article 5

1.	Shares can be issued pursuant to a resolution of the general meeting or of another body authorised by the general meeting for this purpose for a specified period not exceeding five years. When granting such authorisation, the number of shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as another body has been authorised to issue shares, the general meeting shall not have this authority.

2.	Article 5.1 applies mutatis mutandis to the granting of rights to subscribe for shares, but does not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

3.	The Company may not subscribe for shares in its own capital.

Pre-emptive right at issue of shares

Article 6

1.	Upon an issue of shares, each holder of common shares shall have a pre-emption right in proportion to the aggregate nominal value of his common shares. Preferred shares do not carry pre-emption rights.

2.	In deviation of article 6.1, holders of common shares do not have pre-emption rights in respect of an issue of:

a.	preferred shares;

b.	common shares against non-cash contribution; or

c.	common shares to employees of the Company or of a group company.

3.	The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the State Gazette and in a daily newspaper with national distribution, unless all shares are registered shares and the announcement is sent in writing to all shareholders at the addresses submitted by them.

4.	Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.

5.	Pre-emption rights may be limited or excluded by a resolution of the general meeting or of the body authorised pursuant to article 5.1, if that body was authorised by the general meeting for this purpose for a specified period not exceeding five years. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as another body has been authorised to limit or exclude pre-emption rights, the general meeting shall not have this authority.

6.	A resolution of the general meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in article 6.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the general meeting.

7.	The preceding provisions of this article 6 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

Payment

Article 7

1.	Without prejudice to article 7.2, the nominal value of a share and, if the share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that share. However, it may be stipulated that part of the nominal value of a preferred share, not exceeding three quarters thereof, need not be paid up until the Company has called for payment. The Company shall observe a reasonable notice period of at least one month with respect to any such call for payment.

2.	Parties who professionally place shares for their own account may be allowed by virtue of an agreement to pay up less than the nominal value of the shares subscribed for by them, provided that at least ninety-four percent (94%) of this amount is paid up in cash ultimately upon subscription for those shares.

3.	Shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.

4.	Payment in a currency that is not a unit of the euro is only permitted with the Company’s consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. The date of the payment determines the exchange rate. The previous sentence does not prejudice the last sentence of Section 2:80a(3) of the Dutch Civil Code.

Financial assistance

Article 8

1.	The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of shares or depository receipts for shares in its capital by others. This prohibition applies equally to subsidiaries.

2.	The Company and its subsidiaries may not provide loans with a view to the subscription for or acquisition of shares or depository receipts for shares in the Company’s capital by others, unless the management board resolves to do so and the relevant statutory requirements of Section 2:98c of the Dutch Civil Code are observed.

3.	The preceding provisions of this article 8 do not apply if shares or depository receipts for shares are subscribed for or acquired by or for employees of the Company or of a group company.

Acquisition by the Company of its own shares or depositary receipts of such shares

Article 9

1.	The acquisition by the Company of shares in its own capital which have not been fully paid up shall be null and void.

2.	The Company may only acquire fully paid up shares in its own capital for no consideration or if and to the extent that the general meeting has authorised the management board for this purpose and all other relevant statutory requirements of Section 2:98 of the Dutch Civil Code are observed.

3.

An authorisation as referred to in article 9.2 remains valid for no longer than eighteen months. When granting such authorisation, the general meeting shall determine the number of shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire common shares in its own capital in order to transfer them to employees of the Company or of a group company pursuant to an arrangement applicable to them, provided that these common shares are included on the price list of a stock exchange.

4.	The Company may acquire shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the management board, must be within the range stipulated by the general meeting as referred to in article 9.3.

5.	Articles 9.1 through 9.3 do not apply to shares acquired by the Company by universal succession.

6.	In this article 9, references to shares include depository receipts for shares.

Reduction of capital

Article 10

1.	The general meeting can resolve to reduce the Company’s issued share capital by cancelling shares or by reducing the nominal value of shares by virtue of an amendment to these articles of association. The resolution must designate the shares to which the resolution relates and it must provide for the implementation of the resolution.

2.	A resolution to cancel shares may only relate to:

a.	shares held by the Company itself or in respect of which the Company holds the depository receipts;

b.	all preferred shares, with repayment of the amounts paid up in respect thereof and provided that, to the extent allowed under articles 32.1 and 33.2, a distribution is made on those preferred shares, in proportion to the amounts paid up on those preferred shares, immediately prior to such cancellation becoming effective, which distribution shall consist of:

i.	the total of all preferred distributions (or parts thereof) in relation to financial years prior to the financial year in which the cancellation occurs, to the extent that these have not yet been paid as described in article 33.1; and

ii.	the preferred distribution calculated in respect of the part of the financial year in which the cancellation occurs, for the number of days that have elapsed during such part of the financial year.

3.	A resolution of the general meeting to reduce the Company’s issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the general meeting.

4.	If a resolution of the general meeting to reduce the Company’s issued share capital relates to preferred shares, such resolution shall always require the prior or simultaneous approval of the class meeting of preferred shares.

Transfer and issue of shares

Article 11

1.	Except as otherwise provided or allowed by Dutch law, the issue or transfer of a share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company.

2.	The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.

Usufruct. Pledge

Article 12

1.	Common shares and preferred shares can be encumbered with a usufruct or pledge.

2.	The holder of shares will have the voting right attached to the shares which are encumbered with a usufruct or pledge.

3.	In deviation of the provisions of article 12.2, the usufructuary or pledgee and the respective shareholder may agree on the creation of the usufruct or pledge that the usufructuary or the pledgee will have the voting right, with due observance of all requirements which the law imposes and whether or not under a condition precedent.

4.	Shareholders without voting right and usufructuaries and pledgees with voting right will have rights the law confers on holder of depositary receipts issued with a company’s cooperation.

Transferability of shares

Article 13

1.	A transfer of preferred shares - not including a transfer by the company of shares which it has acquired in its own share capital - may be effected with due observance of the articles 13.2 up to and including 13.7.

2.	A shareholder who wishes to transfer one or more preferred shares, shall require the approval of the management board to do so.

3.	The transfer must be effected within three months after the approval has been granted or is deemed to have been granted.

4.	The approval shall be deemed to have been granted if the management board, simultaneously with the refusal to grant its approval, does not furnish the requesting shareholder with the names of one or more prospective purchasers, who are willing to purchase all the shares referred to in the request for approval, against payment in cash, the price determined in accordance with article 13.5; the company itself may only be designated as prospective purchaser, with the approval of the requesting shareholder.

The approval shall likewise be deemed to have been granted if the management board has not made a decision in respect of the request for approval within six weeks of its receipt.

5.	The requesting shareholder and the prospective purchasers accepted by him shall determine the price of the shares by mutual agreement. Failing agreement, the price shall be determined by an independent expert, to be designated by mutual agreement between the management board and the requesting shareholder.

6.	Should the management board and the requesting shareholder fail to reach agreement on the designation of the independent expert, three independent experts shall be appointed as follows: one expert by the requesting shareholder, one expert by the prospective purchasers acting jointly and one expert by the two aforementioned experts acting jointly. If the prospective purchasers have not appointed an expert within fourteen days from the date when the prospective purchasers have been entitled pursuant to this article to appoint an expert, such appointment shall take place by the management board within fourteen days. If the appointment by the prospective purchasers or by the management board has not taken place within twenty-eight days from the date when the prospective purchasers have been entitled pursuant to this article to appoint an expert, the price shall be determined by the expert appointed by requesting shareholder.

7.	Once the price of the shares has been determined, the requesting shareholder shall be free, during one month after such determination of the purchase price, to decide whether he will transfer his shares to the designated prospective purchasers.

8.	Articles 13.1 up to and including 13.7. do not apply to any transfer of preferred shares as a result of the execution of a right of pledge over such preferred shares.

CHAPTER III: MANAGEMENT OF THE COMPANY

Management board, appointment, suspension and dismissal

Article 14

1.	The business and affairs of the Company shall be managed by a management board consisting of one or several managing directors.

2.	The supervisory board shall determine the number of managing directors with due observance of article 14.1.

3.	The general meeting shall appoint the managing directors and may at any time suspend or remove any managing director. In addition, the supervisory board may at any time suspend a managing director. A suspension by the supervisory board can at any time be lifted by the general meeting.

4.	The general meeting can only appoint a managing director upon a nomination by the supervisory board. The general meeting may resolve to render the nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made each time by the supervisory board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination will result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) of the Dutch Civil Code shall not be convened.

5.	At a general meeting, a resolution to appoint a managing director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that general meeting or the explanatory notes thereto.

6.	The supervisory board shall elect a managing director to be the CEO. The supervisory board may remove the CEO, in the sense that the managing director so removed shall subsequently continue his term of office as a managing director without having the title of CEO.

7.	A resolution of the general meeting to suspend or remove a managing director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the supervisory board.

8.	If a managing director is suspended and the general meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

9.	Each managing director shall retire in accordance with a rotation schedule to be included in the management board rules. A retiring managing director can be reappointed immediately, subject to such rotation schedule.

10.	Where a managing director is no longer in office or is unable to act, he may be replaced temporarily by a person whom the management board has designated for that purpose and, until then, the other managing director(s) shall be charged with the entire management of the Company. Where all managing directors are no longer in office or are unable to act, the management of the Company shall be entrusted temporarily to one or more persons designated by the supervisory board for that purpose. Without prejudice to the generality of the previous two sentences, a managing director shall be considered to be unable to act within the meaning of this article 14.10 in the case of:

a.	him having been ill, or the Company not having been able to contact him, in each case for a period of at least five consecutive days (or such other period as determined by the supervisory board on the basis of the facts and circumstances at hand);

b.	his suspension; or

c.	him having declared to have, or the supervisory board having established that he has, a conflict of interests as described in article 16.6.

Duties and organisation

Article 15

1.	The management board is charged with the management of the Company. In performing their duties, managing directors shall be guided by the interests of the Company and of the business connected with it.

2.	The management board shall draw up management board rules concerning the organisation, decision-making and other internal matters of the management board, with due observance of these articles of association. In performing their duties, the managing directors shall observe and comply with the management board rules.

3.	The management board may perform the legal acts referred to in Section 2:94(1) of the Dutch Civil Code without the prior approval of the general meeting.

Decision-making by the Management board. Recording. Conflict of interest

Article 16

1.	Without prejudice to article 16.5, each managing director may cast one vote at a meeting of the management board.

2.	A managing director can be represented by another managing director holding a written proxy for the purpose of the deliberations and the decision-making of the management board.

3.	Resolutions of the management board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by absolute majority.

4.	Invalid votes, blank votes and abstentions shall not be counted as votes cast.

5.	Where there is a tie in any vote of the management board, the CEO shall have a casting vote, provided the management board consists of three or more managing directors. If the management board consists of two managing directors, the supervisory board shall decide in case of a tied vote.

6.	A managing director shall not participate in the deliberations and decision-making of the management board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the management board, the resolution shall be passed by the supervisory board.

7.	Meetings of the management board can be held through audio- or video-communication facilities, unless a managing director objects thereto.

8.	Resolutions of the management board may, instead of at a meeting, be passed in writing, provided that all managing directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 16.1 and 16.5 apply mutatis mutandis.

9.	The approval of the supervisory board is required for the following resolutions of the management board:

a.	the making of a proposal to the general meeting concerning:

i.	the issue of shares or the granting of rights to subscribe for shares, unless such shares are issued or rights to subscribe for shares are granted in respect of any share incentive plan;

ii.	the limitation or exclusion of pre-emption rights, unless such limitation or exclusion of pre-emption rights occurs in respect of any share incentive plan;

iii.	the granting of an authorisation as referred to in articles 5.1, 6.5 and 9.2;

iv.	the reduction of the Company’s issued share capital;

v.	the granting of an approval as referred to in article 16.10;

vi.	the making of a distribution from the Company’s reserves or of profits;

vii.	the determination that all or part of a distribution, instead of being made in cash, shall be made in the form of shares in the Company’s capital or in the form of assets;

viii.	the amendment of these articles of association;

ix.	the entering into of a merger or demerger;

x.	the instruction of the management board to apply for the Company’s bankruptcy; and

xi.	the Company’s dissolution;

b.	calling for a payment as referred to in article 7.1;

c.	the acquisition of shares by the Company in its own capital, including the determination of the value of a non-cash consideration for such an acquisition as referred to in article 9.4;

d.	the drawing up or amendment of management board rules;

e.	the performance of the legal acts described in article 15.3;

f.	the charging of amounts to be paid up on shares against the Company’s reserves as described in article 32.7;

g.	the making of an interim distribution;

h.	the determination of the Company’s strategy, including those resolutions that may have a material impact on the Company’s strategy;

i.	the adoption of the Company’s business plan or budget, as well as any material amendment to or material deviation from the prevailing business plan or budget;

j.	the sale or disposition of all, or an essential part of, the Company’s assets;

k.	the issuance or acquisition of shares and of debentures chargeable against the Company or chargeable against a limited partnership (commanditaire vennootschap) or a general partnership (vennootschap onder firma) of which the Company is a fully liable partner;

l.	the application for quotation, or withdrawal of quotation, of the shares or debt of the Company on any stock exchange;

m.	the entry into or termination of any long-term, material cooperation by the Company or a Subsidiary with another legal entity or partnership;

n.	the Company’s investment in the capital of another company in an amount equal to at least one-fourth of the issued capital plus the Company’s reserves, as reflected on the Company’s most recent balance sheet, as well as a material change to such investment;

o.	the termination of a significant number of the Company’s employees simultaneously or within a short period of time;

p.	a significant change in the employment conditions of the Company’s employees; and

q.	such other resolutions of the management board as the supervisory board shall have specified in a resolution of the supervisory board to that effect and notified to the management board.

10.	The approval of the general meeting is required for resolutions of the management board concerning a material change to the identity or the character of the Company or the business, including in any event:

a.	transferring the business or materially all of the business to a third party;

b.	entering into or terminating a long-lasting alliance of the Company or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance for the Company; and

c.

acquiring or disposing of an interest in the capital of a company by the Company or by a subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company’s most recently adopted annual accounts.

11.	The absence of the approval of the supervisory board or the general meeting of a resolution as referred to in articles 16.9 or 16.10, respectively, shall result in the relevant resolution being null and void within the meaning of Section 2:14 of the Dutch Civil Code, but shall not affect the powers of representation of the management board or of the managing directors.

Compensation

Article 17

1.	The general meeting shall upon the proposal of the supervisory board determine the Company’s policy concerning the compensation of the management board with due observance of the relevant statutory requirements.

2.	The compensation of the management board shall be determined by the supervisory board with due observance of the policy referred to in article 17.1.

3.	The supervisory board shall submit proposals concerning arrangements in the form of shares or rights to subscribe for shares to the general meeting for approval. This proposal must at least include the number of shares or rights to subscribe for shares that may be awarded to the management board and which criteria apply for such awards or changes thereto.

Representation

Article 18

1.	The management board is entitled to represent the Company.

2.	The power to represent the Company also vests in each managing director individually.

3.	The management board may resolve to grant powers of attorney to represent the Company and to determine the scope of such powers of attorney. If a power of attorney is granted to an individual, the management board may grant an appropriate title to such person.

CHAPTER IV: SUPERVISION OF THE COMPANY

Supervisory board, appointment, suspension and dismissal

Article 19

1.	The Company has a supervisory board consisting of at least three and a maximum of seven supervisory directors. A supervisory director must be an individual.

2.	The supervisory board shall determine the number of supervisory directors with due observance of article 19.1.

3.	The general meeting shall appoint the supervisory directors and may at any time suspend or remove any supervisory director. Supervisory directors are appointed for a maximum period of four (4) years and may be re-appointed up to two (2) times.

4.

The general meeting can only appoint a supervisory director upon a nomination by the supervisory board. The general meeting may resolve to render the nomination to be non- binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made each time by the supervisory board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination will result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) of the Dutch Civil Code shall not be convened.

5.	Upon the making of a nomination for the appointment of a supervisory director, the supervisory board shall provide the following information with respect to the candidate:

a.	his name, age and profession;

b.	the aggregate nominal value of the shares held by him in the Company’s capital;

c.	his present and past positions, to the extent that these are relevant for the performance of the tasks of a supervisory director;

d.	the names of any entities of which he is already a supervisory director or a non-executive director; if these include entities that form part of the same group, a specification of the group’s name shall suffice.

Each nomination must be supported by reasons. In the case of a reappointment, the manner in which the candidate has fulfilled his duties as a supervisory director shall be taken into account.

6.	At a general meeting, a resolution to appoint a supervisory director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that general meeting or the explanatory notes thereto.

7.	The supervisory board shall elect a supervisory director to be the chairman of the supervisory board. The supervisory board may remove the chairman of the supervisory board, in the sense that the supervisory director so removed shall subsequently continue his term of office as a supervisory director without having the title of chairman of the supervisory board.

8.	A resolution of the general meeting to suspend or remove a supervisory director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the supervisory board.

9.	If a supervisory director is suspended and the general meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

10.	Each supervisory director shall retire in accordance with a rotation schedule to be included in the supervisory board rules. A retiring supervisory director can be reappointed immediately, subject to such rotation schedule and with due observance of article 19.3.

11.	Where a supervisory director is no longer in office or is unable to act, he may be replaced temporarily by a person whom the supervisory board has designated for that purpose and, until then, the other supervisory director(s) shall be charged with the entire supervision of the Company. Where all supervisory directors are no longer in office or are unable to act, the supervision of the Company shall be entrusted temporarily to one or more persons designated by the general meeting for that purpose. The last sentence of article 14.10 applies mutatis mutandis.

Duties and organisation

Article 20

1.	The supervisory board is charged with the supervision of the policy of the management board and the general course of affairs of the Company and of the business connected with it. The supervisory board shall provide the management board with advice. In performing their duties, supervisory directors shall be guided by the interests of the Company and of the business connected with it.

2.	The management board shall provide the supervisory board with the information necessary for the performance of its tasks in a timely fashion. At least once a year, the management board shall inform the supervisory board in writing of the main features of the strategic policy, the general and financial risks and the administration and control system of the Company.

3.	The supervisory board shall draw up supervisory board rules concerning the organisation, decision-making and other internal matters of the supervisory board and its committees, with due observance of these articles of association. In performing their duties, the supervisory directors shall observe and comply with the supervisory board rules.

4.	The supervisory board shall establish a compensation committee, an audit committee and a nomination and corporate governance committee and may establish such other committees as deemed to be appropriate by the supervisory board. The supervisory board shall draw up the rules which shall govern the composition, duties, organisation and decision-making of these committees.

Decision-making by the supervisory board. Recording. Conflict of interest

Article 21

1.	Without prejudice to article 21.5, each supervisory director may cast one vote at a meeting of the supervisory board.

2.	A supervisory director can be represented by another supervisory director holding a written proxy for the purpose of the deliberations and the decision-making of the supervisory board. A supervisory director cannot represent more than one supervisory director.

3.	Resolutions of the supervisory board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by absolute majority.

4.	Invalid votes, blank votes and abstentions shall not be counted as votes cast.

5.	Where there is a tie in any vote of the supervisory board, the chairman of the supervisory board shall have a casting vote.

6.	A supervisory director shall not participate in the deliberations and decision-making of the supervisory board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the supervisory board, the resolution shall nevertheless be passed by the supervisory board.

7.	Meetings of the supervisory board can be held through audio- or video-communication facilities, unless a supervisory director objects thereto.

8.	Resolutions of the supervisory board may, instead of at a meeting, be passed in writing, provided that all supervisory directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 21.1 through 21.5 apply mutatis mutandis.

Compensation

Article 22

The general meeting may grant a compensation to the supervisory directors.

Indemnity

Article 23

1.	The Company shall indemnify each of its indemnified officers against:

a.	any financial losses or damages incurred by such indemnified officer; and

b.	any expense reasonably paid or incurred by such indemnified officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, in which he becomes involved, to the extent this relates to his position or former position with the Company, in each case to the fullest extent permitted by applicable law.

2.	No indemnification shall be given to an indemnified officer:

a.	if a Dutch court has established, without possibility for appeal, that the acts or omissions of such indemnified officer that led to the financial losses, damages, suit, claim, action or legal proceedings as described in article 23.1 result from either an improper performance of his duties as an officer of the Company or an unlawful or illegal act; and

b.	to the extent that his financial losses, damages and expenses are covered by an insurance and the insurer has settled these financial losses, damages and expenses (or has indicated that it would do so).

3.	The supervisory board may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in article 23.1.

CHAPTER V: GENERAL MEETING

Frequency. Notice. Venue of the general meeting

Article 24

1.	Annually, at least one general meeting must be held. This annual general meeting shall be held within six months after the end of the Company’s financial year.

2.	A general meeting shall also be held:

a.	within three months after the management board has considered it to be likely that the Company’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital; and

b.	whenever the management board or the supervisory board so decides.

3.	General meetings must be held in the place where the Company has its corporate seat or in Amsterdam, Rotterdam, Schiphol Airport (municipality Haarlemmermeer) or The Hague.

4.	If the management board and the supervisory board have failed to ensure that a general meeting as referred to in articles 24.1 or 24.2 paragraph a. is held in a timely fashion, each person with meeting rights may be authorised by the court in preliminary relief proceedings to convene the general meeting.

5.	One or more persons with meeting rights who collectively represent at least ten percent (10%) of the Company’s issued share capital may request the management board and the supervisory board in writing to convene a general meeting, setting out in detail the matters to be discussed. If neither the management board nor the supervisory board (each in that case being equally authorised for this purpose) has taken the steps necessary to ensure that the general meeting could be held within the relevant statutory period after the request, the requesting person(s) with meeting rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a general meeting.

6.	Any matter of which the discussion has been requested in writing by one or more persons with meeting rights who, individually or collectively, represent at least three percent (3%) of the Company’s issued share capital shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the general meeting.

7.	A general meeting must be convened with due observance of the relevant statutory minimum convening period.

8.	All Persons with meeting rights must be convened for a general meeting:

a.	by means of an announcement published on the website, where it shall remain directly and permanently available until the general meeting; and

b.	if so required under applicable law, in a daily newspaper with national distribution.

9.	The holders of registered shares may be convened for a general meeting by means of letters sent to the addresses of those shareholders in accordance with article 4.6. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) of the Dutch Civil Code.

Procedural rules

Article 25

1.	The general meeting shall be chaired as follows, and in the following order of priority:

a.	if there is a chairman of the supervisory board and he is present at the general meeting, by the chairman of the supervisory board;

b.	by another supervisory director present at the general meeting chosen by the supervisory directors present at the general meeting;

c.	if there is a CEO and he is present at the general meeting, by the CEO;

d.	by another managing director present at the general meeting chosen by the managing directors present at the general meeting; or

e.	by another person appointed by the general meeting.

The person who should chair the general meeting pursuant to paragraphs a. through d. may appoint another person to chair the general meeting instead of him.

2.	The chairman of the general meeting shall appoint another person present at the general meeting to act as secretary and to minute the proceedings at the general meeting. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be taken. Every managing director and supervisory director may instruct a civil law notary to draw up such an official report at the Company’s expense.

3.	The chairman of the general meeting shall decide whether persons other than:

a.	persons with meeting rights; and

b.	others with a statutory right to attend the general meeting,

shall be admitted to the general meeting.

4.	The holder of a written proxy representing a person with meeting rights at a general meeting shall only be admitted to the general meeting if the proxy is determined to be acceptable by the chairman of the general meeting.

5.	The Company may direct that any person, before entering a general meeting, identify himself by means of a valid passport or driver’s license and to be submitted to such security restrictions or arrangements as the Company may consider to be appropriate under the given circumstances. Persons who do not comply with these requirements or restrictions may be refused entry to the general meeting.

6.	The chairman of the general meeting has the right to eject any person from the general meeting if he considers that person to disrupt the orderly proceedings at the general meeting. In case of ejection, the chairman of the general meeting may temporarily adjourn the meeting.

7.	The general meeting may be conducted in the English language, if so determined by the chairman of the general meeting.

8.	The chairman of the general meeting may limit the amount of time that individuals present at the general meeting are allowed to take in addressing the general meeting and the number of questions they are allowed to raise, with a view to ensuring the orderly proceedings at the general meeting.

Voting rights

Article 26

1.	Each person with meeting rights has the right to attend, address and, if applicable, vote at a general meeting, whether in person or represented by the holder of a written proxy. Holders of fractional shares of a certain class, if any, together constituting the nominal value of a share of that class, shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.

2.

The management board may decide that each person with meeting rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the general meeting by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the person with meeting rights to be identified, to observe in real time the proceedings at the general meeting and, if applicable, to vote. The management board may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the person with meeting rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.

3.	The management board can also decide that votes cast through electronic means of communication or by means of a letter prior to a general meeting are considered to be votes that are cast during the general meeting. These votes shall not be cast prior to the registration date.

4.	For the purpose of articles 26.1 through 26.3, those who have voting rights and/or meeting rights on the registration date and are recorded as such in a register designated by the management board shall be considered to have voting rights and/or meeting rights, as the case may be, irrespective of whoever is entitled to the shares at the time of the general meeting. Subject to mandatory Dutch law, the management board is free to determine, when convening a general meeting, whether the previous sentence applies.

5.	As a prerequisite for a person with meeting rights to exercise his meeting rights and, if applicable, his voting rights at a general meeting, that person with meeting rights must notify the Company in writing of his identity and his intention to attend the general meeting. This notice must be sent after the registration date and must be received by the Company ultimately prior to the opening of the general meeting. Persons with meeting rights that have not complied with this requirement may be refused entry to the general meeting.

Decision-making

Article 27

1.	Each share, irrespective of which class it concerns, shall give the right to cast one vote at general meetings. For this purpose, fractional shares of a certain class, if any, collectively constituting the nominal value of a share of that class shall be considered to be equivalent to a share of that class.

2.	No vote may be cast at a general meeting in respect of a share belonging to the Company or a subsidiary or in respect of a share for which any of them holds the depository receipts. Usufructuaries and pledgees of shares belonging to the Company or its subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant share belonged to the Company or subsidiary. Neither the Company nor a subsidiary may vote shares in respect of which it holds a usufruct or a pledge.

3.	Unless a greater majority is required by law or by these articles of association, all resolutions of the general meeting shall be passed by absolute majority.

4.	Invalid votes, blank votes and abstentions shall not be counted as votes cast. Shares in respect of which an invalid or blank vote has been cast and shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is present or represented at a general meeting.

5.	Where there is a tie in any vote of the general meeting, no resolution shall have been passed.

6.	The chairman of the general meeting shall decide on the method of voting and may determine the voting procedure at general meetings.

7.	The determination made by the chairman of the general meeting with regard to the results of a vote shall be decisive. However, where the accuracy of the chairman’s determination is contested immediately after it has been made, a new vote shall take place if the majority of the general meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights present at the general meeting so requires. The legal consequences of the original vote shall lapse as a result of the new vote.

8.	The management board shall keep a record of the resolutions passed. The record shall be available at the Company’s office for inspection by persons with meeting rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.

9.	The managing directors and the supervisory directors shall, in that capacity, have an advisory vote at general meetings.

Resolutions requiring a prior proposal

Article 28

The following resolutions can only be resolved upon by the general meeting at the proposal of the management board:

a.	the issue of shares or the granting of rights to subscribe for shares;

b.	the limitation or exclusion of pre-emption rights;

c.	the granting of an authorisation as referred to in articles 5.1, 6.5 or 9.2;

d.	the reduction of the Company’s issued share capital;

e.	the granting of an approval as referred to in article 16.10;

f.	a distribution to the holders of common shares;

g.	the determination that all or part of a distribution, instead of being made in cash, shall be made in the form of shares in the Company’s capital or in the form of assets;

h.	the amendment of these articles of association;

i.	the entering into of a merger or demerger;

j.	the instruction of the management board to apply for the Company’s bankruptcy; and

k.	the Company’s dissolution.

Class meetings

Article 29

1.	A class meeting shall be held whenever a resolution of that class meeting is required by Dutch law or under these articles of association or whenever the management board or the supervisory board so decides.

2.	Without prejudice to article 29.1, for class meetings of common shares, the provisions concerning the convening, drawing up of agendas for, holding of and decision-making at general meetings shall apply mutatis mutandis.

3.	For class meetings of preferred shares, the following shall apply:

a.	articles 24.3, 24.9, 25.2, 27.1, 27.2 and 27.4 through 27.9 apply mutatis mutandis;

b.	a class meeting of preferred shares must be convened no later than on the eighth day prior to that of the meeting;

c.	a class meeting of preferred shares shall appoint its own chairman;

d.	all resolutions of a class meeting of preferred shares shall be passed by absolute majority; and

e.	where the rules laid down by these articles of association in relation to the convening, location of or drawing up of agendas for class meetings of preferred shares have not been complied with, legally valid resolutions may still be passed by the class meeting of preferred shares by a unanimous vote at a meeting at which all preferred shares are represented.

4.	Holders of preferred shares may pass resolutions in writing instead of at a meeting. However, such resolutions may only be passed by a unanimous vote of all holders of preferred shares. The votes may also be cast electronically.

CHAPTER VI: FINANCIAL YEAR, ANNUAL ACCOUNTS, PROFITS AND LOSSES

Financial year, annual accounts and management report

Article 30

1.	The financial year of the Company shall be the calendar year.

2.	Each year within the relevant statutory period, the management board shall draw up the annual accounts and the management report and lay them down at the Company’s office for the inspection of the shareholders.

3.	The annual accounts shall be signed by all managing directors and supervisory directors. If the signature of one or more is missing, this and the reason for such absence shall be stated.

4.	The Company shall ensure that the annual accounts, the management report and the particulars to be added pursuant to Section 2:392(1) of the Dutch Civil Code shall be available at its offices as from the convening of the general meeting at which they are to be discussed. Persons with meeting rights are entitled to inspect such documents at that location and to obtain a copy at no cost.

5.	The annual accounts shall exclusively be adopted by the general meeting.

6.	The general meeting shall instruct an auditor as referred to in Section 2:393 of the Dutch Civil Code to audit the annual accounts. Where the general meeting fails to instruct an auditor, the supervisory board shall be authorised to do so. Where the supervisory board also fails to instruct an auditor, the management board shall be authorised to do so.

7.	The instruction may be revoked by the general meeting and by the body that has granted the instruction; an instruction granted by the management board can also be revoked by the supervisory board. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

Reserves

Article 31

1.	The Company may maintain any reserve attached exclusively to the common shares as the management board deems to be appropriate.

2.	The Company shall not attach any reserve to the preferred shares.

Entitlement and restrictions

Article 32

1.	A distribution can only be made to the extent that the Company’s equity exceeds the non-distributable equity.

2.	The preferred shares do not carry any entitlement to distributions other than as described in articles 10.2, 33.1 and 34.3.

3.	The parties entitled to a distribution shall be the shareholders, usufructuaries and pledgees, as the case may be, as at a date to be determined by the management board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

4.	Subject to the other provisions of this article 32, the general meeting may resolve to make a distribution from the Company’s reserves.

5.	The general meeting may resolve that all or part of such distribution, instead of being made in cash, shall be made in the form of shares in the Company’s capital or in the form of assets.

6.	The management board may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) of the Dutch Civil Code that the requirement referred to in article 32.1 has been met, and taking into account the priority of distributions under article 33.1.

7.	The management board may resolve to charge amounts to be paid up on shares against the Company’s reserves, irrespective of whether those shares are issued to existing shareholders.

8.	A distribution shall be payable in such currency and on such date as determined by the management board.

9.	A claim for payment of a distribution shall lapse after five years have expired after the distribution was declared.

10.	For the purpose of calculating any distribution as referred to in this article 32, shares held by the Company in its own capital shall not be taken into account. No distribution as referred to in this article 32 shall be made to the Company in respect of shares held by it.

Profits

Article 33

1.	Subject to article 32.1, the profits shown in the Company’s annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

a.	to the extent that any preferred shares have been cancelled without the payment described in article 10.2 paragraph b. having been made in full on those preferred shares, any such deficit shall be paid to those who held those preferred shares at the moment of such cancellation becoming effective;

b.	to the extent that any preferred distribution (or part thereof) in relation to previous financial years has not yet been paid as described in this article 33.1, any such deficit shall be paid on the preferred shares;

c.	the preferred distribution shall be paid on the preferred shares in respect of the financial year to which the annual accounts pertain;

d.	the management board shall determine which part of the remaining profits shall be added to the Company’s reserves; and

e.	any remaining profits shall be at the disposal of the general meeting for distribution to the holders of common shares in proportion to the aggregate nominal value of their common shares.

To the extent that the distributions described in paragraphs a. through c. (or part thereof) cannot be paid out of the profits shown in the annual accounts, the deficit shall be paid out of the Company’s reserves, subject to article 32.1. Distributions on the preferred shares (or to the former holders of preferred shares) as described in this article 33.1 shall be paid in proportion to the amounts paid up (or formerly paid up) on those preferred shares.

For the avoidance of doubt, the preferred shares shall not carry any entitlement to profits other than as described in this article 33.1.

2.	Without prejudice to article 32.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.

3.	For the purpose of calculating any distribution of profits, shares held by the Company in its own capital shall not be taken into account. No distribution of profits shall be made to the Company in respect of shares held by it.

Dissolution and liquidation

Article 34

1.	In the event of the Company being dissolved, the liquidation shall be effected by the management board under the supervision of the supervisory board, unless the general meeting in its resolution to dissolve the Company decides otherwise.

2.	To the extent possible, these articles of association shall remain in effect during the liquidation.

3.	To the extent that any assets remain after payment of all of the Company’s debts, those assets shall be distributed as follows, and in the following order of priority:

a.	the amounts paid up on the preferred shares shall be repaid on those preferred shares;

b.	to the extent that any preferred shares have been cancelled without the payment described in article 10.2 paragraph b. having been made in full on those preferred shares, any such deficit shall be paid to those who held those preferred shares at the moment of such cancellation becoming effective; and

c.	to the extent that any preferred distribution (or part thereof) in relation to financial years prior to the financial year in which the distribution referred to in paragraph a. occurs has not yet been paid as described in article 33.1, any such deficit shall be paid on the preferred shares;

d.	the preferred distribution shall be paid on the preferred shares calculated in respect of the part of the financial year in which the distribution referred to in paragraph a. occurs, for the number of days that have already elapsed during such part of the financial year; and

e.	any remaining assets shall be distributed to the holders of common shares in proportion to the aggregate nominal value of their common shares. Distributions on the preferred shares (or to the former holders of preferred shares) as described in this article 34.3 shall be paid in proportion to the amounts paid up (or formerly paid up) on those preferred shares.

4.	For the purpose of calculating any distribution as referred to in article 34.3, shares held by the Company in its own capital shall not be taken into account. No distribution as referred to in article 34.3 shall be made to the Company in respect of shares held by it.

5.	After the liquidation has been completed, the Company’s books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the general meeting to dissolve the Company. Where the general meeting has not designated such a person, the liquidators shall do so.